Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 27, 2014

The William Carter Company

Phipps Tower

3438 Peachtree Street NE, Suite 1800

Atlanta, Georgia

Ladies and Gentlemen:

We have acted as counsel to The William Carter Company, a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, each of the guarantors listed on Schedule I hereto (such listed guarantors, the “Covered Guarantors”) and the other guarantor listed on Schedule II hereto (such listed guarantor, the “Other Guarantor” and, together with the Covered Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”), which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of $400,000,000 aggregate principal amount of 5.250% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes will be offered by the Company in exchange for a like principal amount of the Company’s outstanding 5.250% Senior Notes due 2021 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 12, 2013, (as supplemented by the First Supplemental Indenture, dated as of June 25, 2014, the “Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, the Guarantors and other appropriate persons.

The opinions expressed herein are limited to matters governed to the laws of the State of New York, the Commonwealth of Massachusetts, the Delaware General Corporation Law and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of the State of Florida, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A with respect to the Other Guarantor.

The William Carter Company	June 27, 2014

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when (i) the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law or the enforceability of the provisions contained in Section 10.02 of the Indenture which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees.

Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

The William Carter Company	June 27, 2014

Schedule I

Covered Guarantor	State of Incorporation
Carter’s, Inc.	Delaware
OshKosh B’Gosh, Inc.	Delaware
Carter’s Retail, Inc.	Delaware
TWCC Product Development and Sales, Inc.	Delaware

The William Carter Company	June 27, 2014

Schedule II

Other Guarantor	State of Incorporation
Carter’s Giftcard Company, Inc.	Florida